Exhibit 99.1

CONTACT:	Bethany A. Oliver
Director of Marketing
Universal Hospital Services, Inc.
(952) 893-3288

UNIVERSAL HOSPITAL SERVICES, INC. ANNOUNCES SECOND QUARTER EARNINGS

20th CONSECUTIVE QUARTER OF INCREASING REVENUES

Bloomington, Minnesota, July 29, 2003/PR Newswire – Universal Hospital Services, Inc., (“UHS”) today announced financial results for the second quarter ended June 30, 2003.

Total revenues were $42.0 million for the second quarter of 2003 representing a $3.7 million or 9.7% increase from total revenues of $38.3 million for the same period of 2002. This represents the 20th straight quarter that we have increased revenues. For the first six months of 2003, total revenues increased 10.3% over the same period in 2002. Penetration of existing customers and the increased focus on technical and professional services and medical equipment remarketing contributed to the overall growth in revenues.

Equipment outsourcing revenues were $34.3 million for the second quarter of 2003, representing a $1.8 million or 5.6% increase from equipment outsourcing revenues of $32.5 million for the same period of 2002. For the first six months of 2003, equipment outsourcing revenues were $70.0 million, representing a $4.7 million, or 7.3% increase from equipment outsourcing revenues of $65.3 million for the same period of 2002. Supplies, equipment and other sales grew to $4.1 million in the second quarter of 2003, representing a 37.8% increase from the prior year. For the first six months of 2003, sales of supplies, equipment and other were $7.7 million, representing a 25.6% increase over the same period of 2002. Service revenues were $3.5 million for the second quarter of 2003, an increase of 28.0% from the same period in 2002. For the first six months of 2003, service revenues increased 30.4% over the same period in 2002 (from $5.3 million to $6.8 million).

President and CEO, Gary D. Blackford, commenting on the quarter said, “We continue to see substantial growth in our less capital intensive sales and service businesses. We are also pleased with our year over year growth in the outsourcing area despite weak hospital census results that directly impact this business. We have made tremendous progress in building our team and developing tools to provide expanded service offerings to our customers. The second half of 2003 will see UHS continue to rollout tools that will improve productivity and performance,” said Blackford. “We will continue to distinguish ourselves in the marketplace as THE service leader,” he said.

During the quarter we discontinued relationships with its exclusive vendors in specialty bariatric and enclosure beds. Second quarter expenses related to this decision totaled $0.2 million, of which $0.1 million was a non-cash intangible asset write-off.

“Our product partners in the specialty bed area did not have offerings that would allow us to be a significant or national player in the bed marketplace. Accordingly, we are refocusing our attention and assets where we see more significant growth, and where we believe we can bring significant nationwide value added services to the healthcare arena.”

Net income for the second quarter was down $0.1 million due to the expenses related to exiting the specialty bed market. Net income was $3.9 million for the first six months of 2003, representing a 15.1% or $0.5 million increase from the net income of $3.4 million for the same period of 2002. The increase resulted from revenue growth combined with a reduction in interest expense and a higher gross margin on the sales of supplies and equipment.

Net cash provided by operating activities grew by 10.7% to $20.7 million. Strong net income performance, depreciation and deferred taxes offset the increased working capital usage.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first six months was $32.9 million versus $30.7 million for the prior year, a $2.2 million or 7.0% increase.

EBITDA is not intended to represent an alternative to operating income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of performance, and is not representative of funds available for discretionary use due to the Company’s financing obligations. EBITDA, as defined by the Company, may not be calculated consistently among other companies applying similar reporting measures. EBITDA is included herein because it is a widely accepted financial indicator used by certain investors and financial analysts to assess and compare companies and is an integral part of the Company’s debt covenant calculations. Management believes that EBITDA provides an important perspective on the Company’s ability to service its long-term obligations, the Company’s ability to fund continuing growth, and the Company’s ability to continue as a going concern.

We will conduct a conference call regarding the Second Quarter 2003 results on Wednesday, July 30 at 10:00 AM CDT. To participate, you may call (877) 284-1151 and indicate you would like to join in the UHS Second Quarter Results call with Gary Blackford as the leader. A taped replay of this call will be available from 2:00 PM CDT on July 30th until 11:00 PM CDT on August 5th. The “Encore Dial-in” number is: (800) 642-1687 or (706) 645-9291, confirmation # 1876114.

This call is being webcast by CCBN and can be accessed at the Universal Hospital Services, Inc. web site at www.uhs.com. Click on “Press Releases” and then on “Second Quarter 2003 Results” to participate.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Universal Hospital Services, Inc.

Based in Bloomington, Minnesota, Universal Hospital Services is a leading nationwide provider of medical technology outsourcing and services to more than 5,900 acute care hospitals and alternate site providers and major medical equipment manufacturers. Our services fall into three general categories: Medical Equipment Outsourcing, Technical and Professional Services, and Medical Equipment Sales and Remarketing. We provide a comprehensive range of support services, including equipment delivery, training, technical and educational support, inspection, maintenance and complete documentation. Universal Hospital Services currently operates through 67 district offices and 13 regional service centers, serving customers in all 50 states and the District of Columbia.

Universal Hospital Services, Inc.

3800 W. 80th Street, Suite 1250

Bloomington, MN 55431-4442

952-893-3200

www.uhs.com

* * * * * * * * * * * *

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: We believe statements in this release looking forward in time involve risks and uncertainties. The following factors, among others, could adversely effect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements: the Company’s history of net losses and substantial interest expense since its 1998 recapitalization; the Company’s need for substantial cash to operate and expand its business as planned; the Company’s substantial outstanding debt and debt service obligations; restrictions imposed by the terms of the Company’s debt; the Company’s ability to effect change in the manner in which healthcare providers traditionally procure medical equipment; the Company’s relationships with certain key suppliers and any adverse developments concerning these suppliers; the absence of long-term commitments with customers; the Company’s ability to renew contracts with group purchasing organizations; the write-off or acceleration of the amortization of goodwill; the Company’s ability to acquire adequate insurance to cover claims; the fluctuation in our quarterly operating results; adverse regulatory developments affecting, among other things, the ability of our customers to obtain reimbursement of payments made to the Company; changes and trends in customer preferences, including increased purchasing of movable medical equipment; difficulties or delays in our continued expansion into certain markets and developments of new markets; additional credit risks in increasing business with home care providers and nursing homes; consolidations in the healthcare industry; unanticipated costs or difficulties or delays in implementing the components of our strategy and plan and possible adverse consequences relating to our ability to successfully integrate recent acquisitions; effect of and changes in economic conditions, including inflation and monetary conditions; actions by competitors; and the availability of and ability to retain qualified personnel. These and other risk factors are detailed in the Company’s Securities and Exchange Commission filings.

UHS 2nd Quarter 2003

29-July-03

UNIVERSAL HOSPITAL SERVICES, INC.

BALANCE SHEETS

(dollars in thousands except share and per share information)

	June 30, 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets:
Accounts receivable, less allowance for doubtful accounts of $1,700 and $1,800 at June 30, 2003 and December 31, 2002, respectively	$32,031	$29,807
Inventories	3,563	2,983
Deferred income taxes	2,763	3,062
Other current assets	1,974	1,700

Total current assets	40,331	37,552
Property and equipment, net:
Movable medical equipment, net	118,540	118,409
Property and office equipment, net	5,787	5,746

Total property and equipment, net	124,327	124,155
Intangible assets:
Goodwill	35,608	35,608
Other, primarily deferred financing costs, net	3,499	3,948
Other intangibles, net	2,108	873

Total assets	$205,873	$202,136

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current liabilities:
Current portion of long-term debt	$338	$251
Accounts payable	10,461	11,078
Accrued compensation and pension	5,643	7,060
Accrued interest	4,854	4,962
Other accrued expenses	2,178	1,697
Book overdrafts	39	2,712

Total current liabilities	23,513	27,760
Long-term debt, less current portion	202,561	200,555
Deferred compensation and pension	4,568	4,869
Deferred income taxes	5,259	3,062
Series B, 13% Cumulative Accruing Pay-In-Kind Stock, $0.01 par value; 25,000 shares authorized, 6,246 shares issued and outstanding at June 30, 2003 and December 31, 2002, net of unamortized discount, including accrued stock dividends	10,391	9,672
Common stock subject to put	12,250	11,576
Commitments and contingencies
Shareholders’ deficiency:
Common stock, $0.01 par value; 35,000,000 shares authorized, 11,407,675 and 11,394,320 shares issued and outstanding at June 30, 2003 and December 31, 2002, respectively	114	114
Additional paid-in capital	6,231	6,876
Accumulated deficit	(56,731)	(59,959)
Deferred compensation	(551)	(657)
Accumulated other comprehensive loss	(1,732)	(1,732)

Total shareholders’ deficiency	(52,669)	(55,358)

Total liabilities and shareholders’ deficiency	$205,873	$202,136

UHS 2nd Quarter 2003

29-July-03

Universal Hospital Services, Inc.

Statements of Income

(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Revenues:
Equipment outsourcing	$34,321	$32,499	$70,042	$65,300
Sales of supplies and equipment and other	4,126	2,995	7,650	6,093
Service	3,537	2,764	6,848	5,252

Total revenues	41,984	38,258	84,540	76,645
Costs of equipment outsourcing and sales:
Cost of equipment outsourcing and service	12,720	11,020	24,762	21,903
Movable medical equipment depreciation	7,947	7,030	15,799	14,236
Cost of supplies and equipment sales	2,794	2,084	5,214	4,319

Total costs of equipment outsourcing and sales	23,461	20,134	45,775	40,458

Gross profit	18,523	18,124	38,765	36,187
Selling, general and administrative	12,031	10,966	23,507	21,382

Operating income	6,492	7,158	15,258	14,805
Interest expense	4,329	4,565	8,680	9,123

Income before income taxes	2,163	2,593	6,578	5,682
Provision for income taxes	853	1,136	2,631	2,252

Net income	$1,310	$1,457	$3,947	$3,430

Additional information
Movable medical equipment (approximate number of units at end of period)			143,000	127,000
Offices (at end of period)			67	62
Number of hospital customers (at end of period)			2,800	2,675
Number of total customers (at end of period)			5,900	5,700

UHS 2nd Quarer 2003

29-July-03

	Percent of Total Revenues				Percent Increase (Decrease)
	Three Months Ended June 30,		Six Months Ended June 30,		Qtr 2 2003	Six Months 2003
	2003	2002	2003	2002	Over Qtr 2 2002	Over Six Months 2002
Revenues:
Equipment outsourcing	81.8%	84.9%	82.9%	85.2%	5.6%	7.3%
Sales of supplies and equipment and other	9.8%	7.9%	9.0%	7.9%	37.8%	25.6%
Services	8.4%	7.2%	8.1%	6.9%	28.0%	30.4%

Total revenues	100.0%	100.0%	100.0%	100.0%	9.7%	10.3%
Costs of equipment outsourcing and sales:
Cost of equipment outsourcing and service	30.3%	28.8%	29.3%	28.6%	15.4%	13.0%
Movable medical equipment depreciation	18.9%	18.4%	18.6%	18.6%	13.1%	11.0%
Cost of supplies and equipment sales	6.7%	5.4%	6.2%	5.6%	34.1%	20.7%

Total costs of equipment outsourcing and sales	55.9%	52.6%	54.1%	52.8%	16.5%	13.1%

Gross profit	44.1%	47.4%	45.9%	47.2%	2.2%	7.1%
Selling, general and administrative	28.6%	28.7%	27.9%	27.9%	9.7%	9.9%

Operating income	15.5%	18.7%	18.0%	19.3%	(9.3%)	3.1%
Interest expense	10.3%	11.9%	10.2%	11.9%	(5.2%)	(4.9%)

Income before income taxes	5.2%	6.8%	7.8%	7.4%	(16.6%)	15.8%
Provision for income taxes	2.1%	3.0%	3.1%	2.9%	(24.9%)	16.8%

Net income	3.1%	3.8%	4.7%	4.5%	(10.1%)	15.1%

UHS 2nd Quarter 2003

29-July-03

Universal Hospital Services, Inc.

Statements of Cash Flows

(dollars in thousands)

	Six Months Ended June 30,
	2003	2002
	(unaudited)
Cash flows from operating activities:
Net income	$3,947	$3,430
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,879	15,276
Amortization of intangibles	718	629
Accretion of bond discount	265	265
Provision for doubtful accounts	386	415
Non-cash stock-based compensation expense	106	160
Loss on sales/disposal of equipment	165	418
Deferred income taxes	2,496	1,097
Changes in operating assets and liabilities, net of impact of acquisition:
Accounts receivable	(2,609)	(47)
Inventories and other operating assets	(875)	(284)
Accounts payable and accrued expenses	(783)	(2,661)

Net cash provided by operating activities	20,695	18,698

Cash flows from investing activities:
Movable medical equipment purchases	(18,105)	(17,516)
Property and office equipment purchases	(1,101)	(1,098)
Proceeds from disposition of movable medical equipment	1,097	499
Other	(1,501)	(355)

Net cash used in investing activities	(19,610)	(18,470)

Cash flows from financing activities:
Proceeds under loan agreements	33,550	28,600
Payments under loan agreements	(31,987)	(30,848)
Repurchase of common stock	—	(11)
Payment of deferred financing cost	(5)	94
Proceeds from issuance of common stock, net of offering costs	30	587
Change in book overdraft	(2,673)	1,350

Net cash provided by financing activities	(1,085)	(228)

Net change in cash and cash equivalents	$—	$—

Supplemental cash flow information:
Interest paid	$8,523	$8,610

Income taxes paid	$213	$53

Movable medical equipment purchases in accounts payable	$4,821	$4,690

Movable medical equipment additions	$17,190	$16,264

Additional information
Net cash provided by operating activities	$20,695	$18,698
Changes in operating assets and liabilities	4,267	2,992
Other non-cash expenses	(922)	(1,257)
Current income taxes	135	1,155
Interest expense	8,680	9,123

EBITDA	$32,855	$30,711